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                           PHILIP SERVICES CORPORATION
                           PERFORMANCE UNIT BONUS PLAN

     1. PURPOSE. PHILIP SERVICES CORPORATION, a Delaware corporation, hereby adopts the Philip Services Corporation Performance Unit Bonus Plan. The purpose of the Plan is to attract and retain outstanding individuals to serve as key Employees of the Company and to strengthening the mutuality of interest between such persons and the Company's shareholders, by providing them with incentive compensation based upon the performance of the Company. Certain capitalized terms are defined in Section 12 of the Plan.

     2. PARTICIPATION. Participation in this Plan is limited to officers and key Employees of the Company and its subsidiaries who are designated by the Committee in its sole discretion. Persons who participate in the Plan are sometimes herein referred to as "Participants."

     3. EFFECTIVE DATE AND TERM. This Plan has been approved by the Board on May 9, 2001 (the "Effective Date"). The term of the Plan shall continue until the tenth anniversary of the Effective Date, unless sooner terminated by the Board. No new Awards may be made after the termination of the Plan, but termination shall not affect the vesting of outstanding Awards.

     4. AWARDS. The Committee shall have the authority, in it sole discretion, to determine which eligible persons shall be Participants, and to grant such Awards to each Participant as it may, in its sole discretion, determine. Each Award shall be evidenced by a written instrument or agreement between the Company and the Participant in the form determined by the Committee. The terms of each Award shall be as provided below:

     (a) Units. Each Award shall be based on a specified number of Units, as determined by the Committee. Each Unit shall have an initial value, determined by the Committee, at the time it is granted, and the value of each Unit shall be determined at the end of the performance period as described below. At the end of the performance period, if the Participant is still employed and has otherwise satisfied the requirements of the Award, he or she shall receive a cash payment equal to the value of the Units.

     (b) Performance Periods. Awards will normally be made at the beginning of each fiscal year of the Company, and the performance period for each Award shall be the three fiscal years commencing with the year for which the Award is granted. In special cases, the Committee may establish a Performance Period of more or fewer than three fiscal years, and may grant Awards during a fiscal year and provide for an appropriate proration of the value adjustment. A Participant may receive an Award during the Performance Period for a previously granted Award, and the provisions of this Plan shall apply separately to each Award.

     (c) Unit Value. The initial value of each Unit granted for the Company's 2001 fiscal year shall be $10 per Unit. The Committee shall establish the initial value of subsequently granted Units. At the end of the Performance Period, or at the time an award is vested, the initial value of each Unit in an Award shall be increased or decreased by a multiplier determined under the formula established for the Award by the Committee at the time the Award is granted. The Committee may establish different valuation formulae for Awards granted to different Participants at the same time, taking into account the factors that are most appropriate for each Participant, as determined by the Committee in its sole discretion. The settlement value

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established by the Committee for each Unit at the end of the Performance Period shall be the basis on which payments shall be made to Participants.

     (d) Adjustment Formulae. The Committee shall establish the Performance Criteria, Performance Targets and Performance Multipliers used to determine Awards. The Performance Criteria shall be after-tax income, or other objective criteria related to the performance of the Company, or a division or subsidiary of the Company, as selected by the Committee, with such adjustments as the Committee may determine. For each Performance Criteria the Committee shall establish Performance Targets representing the level of actual performance that must be achieved during the Performance Period for Participants to qualify for Awards. Each Performance Target shall have a corresponding Performance Multiplier that shall determine the settlement value of the Performance Units. At the end of the Performance Period, or sooner at the Committee's discretion, the Company's actual results for each Performance Criteria shall be compared to the Performance Target. If the Company's actual results meet or exceed the Performance Target, the Units shall be multiplied by the corresponding Performance Multiplier to determine the settlement value of the Units. If the Company's actual performance exceeds the minimum Performance Target but falls between two Performance Targets for which Performance Multipliers have been set, the Performance Multiplier used to determine the Unit value shall be determined by interpolation. The Committee may also reserve the right to increase or decrease the Performance Multipliers based upon its subjective evaluation either of the Participant's performance in general, or performance based upon factors specified in the Award.

     (e) Example. The following example will illustrate the application of the formula. Assume that for a given Award, the base value of the Units is $10 per Unit, the Performance Criteria is the Company's after tax income and the Performance Period is 3 years. Now assume that the Performance Targets are various levels of after tax income achieved at the end of the Performance Period and each Performance Target has been assigned a corresponding Performance Multipliers ranging in value from 1 to 3. At the end of the Performance Period the Performance Units would have a value based on the level of after tax income achieved. The application of the valuation formula would be as follows:

(a) Base Value of Performance                (c) Performance        (d) Performance        (e) Performance
Unit @ time of grant equals $10               Target @ year 3          Multiplier         Unit Value @ year 3

(b) Performance Criteria                                                                       (a) x (d)
-------------------------------              ----------------       ---------------       -------------------
After Tax Income                             Less Than $ 50mm            0                       0
                                                       $ 50mm            1                     $10
                                                       $ 75mm            2                     $20
                                                       $100mm            3                     $30

     Accordingly, the value of each Unit would range from $0 to $30.

     (f) Application of Formula. To the extent the valuation formula for any Award is based upon accounting concepts that have a clearly defined meaning, the determination by the Company's regularly employed certified public accountants shall be final and conclusive.

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However, the Committee may provide for adjustments to performance criteria, performance target or performance multipliers, including adjustments to reflect extraordinary or nonrecurring events, which adjustments need not be based on terms with clearly defined accounting meanings. The determination by the Committee in good faith of the proper adjustments to the performance percentages in such cases shall be final and conclusive on all parties.

     (g) Payment of Awards. The amount of each Award shall be equal to the settlement value of the Units upon which such Award is based multiplied by the number of Units, as determined after the close of the final fiscal year in the Performance Period. Subject to the vesting provisions of Section 5 below, such amount shall be paid, in a single lump sum cash payment, to the Participant as soon as practical after the adjustment formula for the final fiscal year is determined. The Committee may adopt procedures to permit a Participant to make an irrevocable election to defer payment of an Award pursuant to the terms of any nonqualified deferred compensation award adopted by the Company.

     5. VESTING OF AWARDS. Except as otherwise provided by the Committee, all Awards granted pursuant to this Plan shall be subject to vesting as hereinafter provided. Except as otherwise provided below, if a Participant terminates his/her Employment, all Awards that have not vested prior to such termination shall be forfeited and shall revert to the Company without further action by the Company or payment of consideration to the Participant.

     (a) Normal Vesting. Except as otherwise provided herein or determined by the Committee, each Award shall vest at the end of the Performance Period for such Award, provided that the Participant is still an Employee on such date. The vesting schedule provided in this Section 5(a) shall be applied separately to each Award. If a Participant's Employment is terminated prior to the end of a Performance Period for any reason other than one of the reasons specified in paragraphs (b), (c) or (d) below, the Award shall be shall be forfeited and shall revert to the Company without further action by the Company or payment of consideration to the Participant.

     (b) Accelerated Vesting. In the case of a Participant who dies or retires after attaining the age of 65 or by reason of a mental or physical disability which prevents him/her from performing his/her duties as an Employee (as determined by the Committee), while still an Employee, or is terminated by the Company for reasons other than cause, the Committee in its sole discretion may accelerate the vesting of each Award granted to such Participant on a prorated basis for the performance period corresponding to the Award. Such Participant's Units shall be paid to him or her to his or her Beneficiary at the end of the performance period specified in the participant's Award or sooner as determined by the Committee.

     (c) Change of Control. Upon the occurrence of a Change of Control, all outstanding Awards previously granted to all Participants who are employed on the effective date of the Change of Control [or whose Employment was terminated in anticipation of the Change of Control] shall be fully vested. The Committee shall determine the settlement value of outstanding Units as of the date of the Change of Control, taking into account appropriate adjustments to the valuation formula. However, in no event shall the Committee establish a settlement value of less than $10 per unit. All awards shall be paid as soon as practical following the Change of Control.


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     (d) Termination for Cause. If a Participant's Employment is terminated by the Company for Cause, all Awards, including those that were previously vested and those for which the Performance Period ended prior to the termination but which have not yet been paid, shall be forfeited in full.

     (e) Variations in Vesting. The Committee, in its sole discretion, may alter any of the requirements for vesting set forth in this Section 5 (but may not delay vesting with respect to awards therefore granted), including without limitation providing any requirements for vesting that are based upon the attainment of performance targets by the Participant, by the Company, or by any division or subsidiary of the Company. Any deviation from the vesting provisions in this Section 5 shall be set forth in the written instrument or agreement evidencing the Award.

     6. PAYMENT AFTER TERMINATION.

     (a) Upon termination of Employment (other than for Cause), any Award that was vested at the time of termination (including any acceleration of vesting that occurs by reason of the termination) shall be payable to the Participant or his/her Beneficiary as soon as practicable after the amount of the Award is determined, and to the extent not vested shall be forfeited.

     (b) The Committee may permit Participants to designate Beneficiaries to receive the benefit of an Award of a Participant who dies prior to receipt of such Award, in accordance with procedures established by the Committee, but if the Committee does not adopt such procedures, or if the Participant has not designated a Beneficiary or the Committee is unable to determine who the Participant's Beneficiary was, the payment shall be made to the Participant's estate.

     (c) In the case of a Participant who is unable, by reason of physical or mental disability, to receive the benefits of an Award, the Committee shall treat such Participant's legal guardian, if any, or any person who has a power of attorney over the Participant's affairs, as his/her Beneficiary. If no legal guardian has been appointed and no person has the Participant's power of attorney, the Committee may, in its sole discretion, treat any person who demonstrates that he/she will apply the Award for the Participant's benefit and support as the Participant's Beneficiary. The determination in good faith of the person to be treated as a Participant's Beneficiary shall be final, conclusive and binding on all other persons.

     7. NONTRANSFERABILITY. Except as otherwise provided in Section 6 with respect to Beneficiaries, Awards shall not be transferable, and any purported transfer, whether voluntary or involuntary, by a Participant shall be null and void and confer no rights upon the purported transferee. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Participants to transfer the right to receive Awards to members of their family, trusts, family partnerships or other entities established for members of their family, or charitable organizations, subject to such terms, conditions and limitations as the Committee may require. Any Awards so transferred shall remain subject to forfeiture in the hands of the transferee.

     8. EQUITABLE ADJUSTMENTS. Notwithstanding any other provision of the Plan, in the event of a reorganization, recapitalization, merger, consolidation, split-up, split-off, spin-off, share exchange or any similar change in the corporate structure of the Company, the Committee shall make such adjustments as it deems appropriate (such determination to be conclusive) to

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reflect such event (to prevent the dilution or enlargement of rights under the
Plan and outstanding Awards) for all purposes of the Plan, including, without limitation, making adjustments to the valuation formulae for all outstanding Awards, providing for any successor to the Company to assume the obligations of the Company under the Plan and outstanding Awards, or settling all or part of any outstanding Award for a payment equal to the value of the Award taking into account any effect of such event on Fair Value, and/or the acceleration of vesting if such event constitutes a Change of Control.

     9. AMENDMENT OR DISCONTINUATION OF PLAN. The Board may amend or discontinue the Plan at any time or suspend or discontinue the Plan at any time, except that no amendment to the Plan shall adversely affect any Award made prior to the date of such amendment without the express written consent of the Participant affected.

     10. MISCELLANEOUS.

     (a) Nothing contained herein shall be construed to give any person the contractual right to remain in the Employ of the Company.

     (b) This Plan shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflicts of laws).

     (c) Any notice required or permitted to be given by the Company or any Participant hereunder may be given by personal delivery, sent by facsimile or reputable overnight courier service, or sent by registered or certified United States mail, with proper postage prepaid, and addressed to the Company at its principal corporate headquarters, to the attention of the Secretary, and to a Participant at his/her most recent address listed on the records of the Company. Notices shall be given when delivered by hand and deemed given on the next business day following transmission by facsimile or overnight courier, or on the fifth business day after being mailed.

         (d) In interpreting this Plan, all singular words include the plural form and vice versa, and nouns and pronouns of one gender include all genders. Captions and section headings are for convenience of reference and have no substantive meaning.

     11. COMMITTEE.


     (a) This Plan shall be administered by the Committee. The Committee shall have the authority, in its sole discretion, and subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authority either specifically granted to it under the Plan or necessary or desirable in connection with the administration of the Plan, including, without limitation, the authority to interpret and construe all terms of the Plan and to prescribe, amend and rescind rules, regulations and procedures relating to the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan. Any determination, interpretation, construction or other action made or taken pursuant to the provisions of the Plan by or on behalf of the Committee shall be final, binding and conclusive for all purposes and upon all persons, including without limitation the Company, the Company's

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shareholders, the Participants and their respective successors in interest.
Notwithstanding the foregoing provisions of this Section 11(a), all powers, authority and duties given the Committee by an provision of this Plan may be exercisable by the Board or delegated by the Board to any other person or committee in its sole discretion.

     (b) The authority to administer and interpret the Plan on a daily basis, subject to the authority of the Committee as provided in Section 11(a), including the authority to prescribe procedures and take all other action that is ministerial or technical in nature, shall be exercised by the Benefits Steering Committee of the Company, or persons acting under its supervision and control, or such other officer of the Company as may be designated by the Board or the Chief Executive Officer of the Company.

     (c) No member of the Committee, or officer or Employee of the Company, shall be personally liable by reason of any action taken, or omitted, by such person, which such person believed in good faith to be proper under the Plan, or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee, and each other officer or Employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including reasonable fees and disbursements of legal counsel) or liability (including any sum paid in settlement of a claim) arising out of any act or omission in connection with the Plan unless arising out of such person's own fraud or bad faith.

     12. CERTAIN DEFINITIONS. As used herein, the following terms shall have the following meanings:

     (a) "Award" means the right granted to a Participant pursuant to Section 4 to receive a cash payment based on the value of the Units, subject to all terms and conditions of the Plan. As the context requires, the term "Award" may also refer to the written instrument or agreement setting forth the terms of an Award.

     (b) "Beneficiary" means the person who shall have the right to receive an Award following the death or disability of a Participant, as determined under
Section 6.

     (c) "Board" means the Board of Directors of the Company.

     (d) "Cause" means the termination of a Participant's Employment by reason of the fact that the Participant has committed fraud on the Company, that the Participant has committed a felony, or a criminal offense involving the Company, whether or not the Participant is indicted or convicted, or that the Participant has committed a willful or intentional breach of his/her obligations as an Employee, including a willful or intentional breach of any employment agreement or persistent failure to carry out the responsibilities or his/her position or to comply with the rules and procedures of the Company. A Participant's Employment shall be treated as having been terminated for Cause if the Participant is terminated for other reasons, or resigns, at a time when Cause existed (whether or not the Company was aware of the Cause) at the time of termination, or if the Employee engages in a willful or intention breach of any noncompete or confidentiality agreement after termination. The existence of Cause shall be determined by the Committee, and its determination, if made in good faith, shall be final and conclusive. The

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payment of any Award shall be suspended for the period of time during which the determination of Cause is being made.

     (e) "Change of Control" means the occurrence after the Effective Date of any of the events described in (i), (ii), or (iii) below. Certain capitalized terms used to determine whether a Change of Control has occurred are defined in
(iv).

     (i) Any person (as defined in the Exchange Act), directly or indirectly, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) or has the right to exercise control or direction over Voting Securities of the Company carrying in excess of 40 percent of the votes attached to all Voting Securities of the Company then outstanding; provided, however, that if such a person is an Insider (as defined below), such percentage shall be 50 percent.

     (ii) The individuals who constitute the Board on the Effective Date together with those who first become directors subsequent to such date and whose election to the Board was approved by a vote of at least a majority of the directors then still in office who were either directors as of such date or whose recommendation, election or nomination for election was previously so approved (other than any directors whose initial election was a result of a proxy contest or a threatened proxy contest), cease for any reason to constitute a majority of the members of the Board.

     (iii) Either

          (A) the shareholders of the Company approve any business combination having the effect that the existing shareholders of the Company do not own or control at least 75% of the Voting Securities of the resulting entity in approximately the same proportion as they owned such securities of the Company immediately prior to the business combination; or

          (B) the shareholders of the Company approve either (1) a liquidation or dissolution of the Company or (2) a sale of all or substantially all of the assets of the Company and, in the case of either (1) or (2), the existing shareholders of the Company do not own or control at least 75% of the Voting Securities of the acquiring or resulting entity in approximately the same proportion as they owned the Voting Securities of the Company immediately prior to any such transaction.

     (iv) For purposes of the definition of "Change of Control":

          (A) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          (B) "Insider" means a person (as defined in the Exchange Act) that as of the Effective Date beneficially owns or exercises control or discretion over,

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               directly or indirectly, more than 20 percent of the Voting
               Securities of the Company.

          (C) "Voting Securities" of any corporation means any securities of such corporation ordinarily carrying the right to vote in respect of election of directors of such corporation provided that if any such securities shall at any time carry the right to cast more than one vote in respect of the election of directors, such securities shall, when and so long as they carry such right, be considered for the purposes of this Plan to constitute such number of the securities as is equal to the number of votes in respect of the election of directors as may be cast by the holder.

     (f) "Committee" means such the Compensation Committee of the Board, or such other committee as the Board may designate to administer the Plan.

     (g) "Company" means Philip Services Corporation, a Delaware corporation, its successors and assigns.

     (h) "Employee" means a person who is a common law employee of the Company or of any subsidiary of the Company designated by the Committee, and "Employment" means the status of being an Employee. The Committee may also provide for persons who render services to the Company as a consultant or independent contractor to be treated as an Employee and be eligible to participate in the Plan, in which event all references to termination of such person's "Employment" shall be deemed to refer to the termination of the relationship between such person and the Company upon which his or her participation in the Plan is based. Except as otherwise provided in the terms of an Award, a Participant who ceases to be an officer, or whose status with the Company otherwise changes, but who continues to be an Employee shall not be considered to have incurred a termination of Employment.

     (i) "Participant" means a person who receives an Award under the Plan, for so long as such Award is outstanding.

     (j) "Performance Period" means a period of one or more fiscal years or portions of fiscal years of the Company, determined separately for each Award, over which the value of the Units shall be determined.

     (k) "Performance Multiplier" means the factor assigned by the Committee to each Performance Target that determines the Unit value at the end of the Performance Period.

     (l) "Plan" means this Performance Unit Bonus Plan, including any amendments hereof and rules and regulations hereunder.

     (m) "SEC" means the Securities and Exchange Commission.

     (n) "Unit" means an arbitrary measure of the amount of payment that a Participant is entitled to receive pursuant to an Award, as set forth in more detail in Sections 4 and 5. The use of "Units" as the measure of an Award is a matter of accounting convenience only, and Units

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shall not be considered as securities or as separate property of any kind. A
Participant's rights to an Award shall be solely the right to receive a cash payment measured by the terms of the Plan and the Award, as a general unsecured creditor of the Company.

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